EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in the following registration statements of Ramco-Gershenson Properties Trust of our report dated January 28, 2005 (relating to the Combined Statement of Revenue and Certain Operating Expenses of Mission Bay Plaza and Plaza at Delray for the twelve-month period ended July 31, 2004), appearing in this Current Report on Form 8-K/A of Ramco-Gershenson Properties Trust dated September 9, 2004:

Registration
Statement
Form	Number
S-3	333-99345
S-3	333-113948
S-8	333-66409
S-8	333-42509
S-8	333-121008

/s/ Deloitte & Touche LLP

Detroit, Michigan
January 28, 2005